Exhibit 99.1

IN THE CIRCUIT COURT OF THE 15TH JUDICIAL CIRCUIT, IN AND FOR PALM BEACH COUNTY, FLORIDA

HOWARD J. ZUCKERMAN, individually and on behalf of all others similarly situated,	Case No.

Plaintiff,	50 2004 CA 0 02983 XXXX MB

v.

WORKFLOW MANAGEMENT, INC., PERSEUS, L.L.C., THE RENAISSANCE GROUP, LLC, WF HOLDINGS, INC., WFM ACQUISITION SUB, INC., THOMAS A. BROWN, SR., GERALD F. MAHONEY, JAMES J. MAIWURM, ROGER J. PEARSON, and PETER S. REDDING	CLASS REPRESENTATION DOROTHY H. WILKEN CLERK OF CIRCUIT COURT CIRCUIT CIVIL DIVISION MAR 18 2004 JURY TRAIL DEMANDED

Defendants.	COPY / ORIGINAL RECEIVED FOR FILING

COMPLAINT

Plaintiff alleges on information and belief, except for those allegations which pertain to plaintiff, which are alleged upon personal knowledge, as follows:

THE PARTIES

1. Plaintiff is, and has been at all relevant times, the owner of common stock of Workflow Management, Inc. (“Workflow” or the “Company”).

2. Defendant Workflow is a corporation organized and existing under the laws of the State of Delaware with its principal executive offices located at 240 Royal Palm Way, Palm Beach, FL 33480. Workflow is in the business of, among other things, business printing and graphics services. As of February 24, 2004, the Company had issued and outstanding approximately 13.46 million shares of common stock.

3. Perseus, L.L.C. (“Perseus”) is a limited liability corporation, organized under the laws of Delaware and headquartered at 1624 I Street NW, Washington, D.C., 20006.

4. Perseus, is acting in conjunction with and through its partners and affiliates The Renaissance Group, LLC, WF Holdings, Inc. and WFM Acquisition Sub, Inc. (collectively “Perseus Group”) to consummate the proposed transaction, as alleged and described in more detail herein.

5. Defendant Gerald F. Mahoney (“Mahoney”) is and was at all relevant times Chairman of the Board of Directors of Workflow. On March 4, 2004, the Company announced that Mahoney would act as interim CEO, as the prior CEO, Gary W. Ampulski (“Ampulski”) (not named as a defendant herein), had resigned both from his position as CEO and as a director of the Company.

6. Defendants Thomas A. Brown, Sr. (“Brown”), James J. Maiwurm (“Maiwurm”), Roger J. Pearson (“Pearson”), and Peter S. Redding (“Redding”) are and were at all relevant times members of the Board of Directors of Workflow.

7. The individual defendants named above (the “Individual Defendants”), as officers and/or directors of the Company, owe the highest fiduciary duties of good faith, loyalty, fair dealing, due care, and candor to Plaintiff and the other members of the Class (as defined below).

CLASS ACTION ALLEGATIONS

8. Plaintiff brings this action pursuant to Rules 1.220(a) and 1.220 (b)(1) and (b)(2) of the Florida Rules of Civil Procedure, individually and on behalf of all other stockholders of the Company (except the defendants herein and any persons, firm, trust, corporation, or other entity related to or affiliated with them and their successors in interest), who are or will be threatened with injury arising from defendants’ actions, as more fully described herein (the “Class”).

9. This action is properly maintainable as a class action for, inter alia, the following reasons:

(a) The Class is so numerous that joinder of all members is impracticable. As of February 24, 2004, there were issued and outstanding approximately 13.46 million shares of Workflow common stock, with scores of holders of record and likely hundreds, if not thousands, of beneficial holders.

(b) There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual class member. The common questions include, inter alia, the following:

(i) whether Defendants have engaged and are continuing to engage in a plan and scheme to benefit themselves and/or the Perseus Group at the expense of the members of the Class;

(ii) whether Defendants have fulfilled, and are capable of fulfilling, their fiduciary duties to Plaintiff and the other members of the Class, including their duties of fair dealing, loyalty, due care, and candor;

(iii) whether Defendants have disclosed all material facts in connection with the challenged transaction as alleged below; and

(iv) whether Plaintiff and the other members of the Class would be irreparably damaged if Defendants, are not enjoined from the Transaction described herein.

17. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff is an adequate representative of the Class.

18. A class action is superior to any other method available for the fair and efficient adjudication of this controversy since it would be impractical and undesirable for each of the members of the Class, who has suffered or will suffer damages, to bring separate actions.

19. Moreover, Defendants have acted and will continue to act on grounds generally applicable to the Class, thereby making appropriate final injunctive or corresponding declaratory relief with respect to the Class as a whole.

BACKGROUND AND SUBSTANTIVE ALLEGATIONS

20. On February 2, 2004, the Company announced that it had entered into a definitive merger agreement to be acquired by the Perseus Group for $4.87 per share in cash (the “Transaction”).

21. On March 4, 2004, the Company announced that it had accepted the resignation of Ampulski as CEO and director.

22. The $4.87 per share price of the Transaction is woefully inadequate and unfair in light of, among other things, the fact that the Company’s shares traded above $6.00 as recently as January 2004, and because a discounted cash flow analysis prepared by the Company’s financial advisor implies a per share value of between $5.81 and $12.80 per share.

23. In light of its consideration of other strategic alternatives, including preliminary discussions with other potential suitors, and by entering into a merger agreement with the Perseus Group, the Board has initiated a process which imposes heightened fiduciary obligations upon it.

24. The Company has failed to make an informed decision and has failed to conduct an adequate market check. Specifically, amongst other things, the Individual Defendants never seriously considered a refinancing plan for the Company and shunned the efforts of Mr. Ampulski in trying to obtain refinancing at reduced rates to the Company’s current obligations. The Company also entered into exclusive negotiations with the Perseus Group for a period of three months, without regard to other serious bidders or potentially superior financing plans. These failures demonstrate a clear absence of the exercise of due care and of loyalty to the Company’s public shareholders.

25. In addition, the Individual Defendants have put in place a substantial and unconscionable defensive measure to inhibit any third party from attempting to acquire Workflow for consideration in excess of that offered by the Perseus Group. More precisely, the Company has agreed to include an impermissibly high “Termination Fee,” in the amount of $6.8 million ($5 million plus up to $1.8 million in costs), which represents more than 10% of the value of the Transaction. Thus, if any third party were interested in making a superior offer than the Perseus Group, the third party would have to pay the Termination Fee to the Perseus Group in addition to the offer consideration. The unconscionable Termination Fee is designed to, and has the effect of, chilling other potential bidders, to the detriment of Plaintiff and the Class.

26. The Perseus Group has knowingly aided and abetted the breaches of fiduciary duty committed by the other defendants to the detriment of the Company’s public shareholders. Indeed the proposed merger could not take place without the active participation of the Perseus Group. Furthermore, the Perseus Group is the intended beneficiary of the wrongs complained of and would be unjustly enriched absent relief in this action.

27. The announcement of the Transaction was timed to freeze out Workflow’s public shareholders in order to capture for the Perseus Group Workflow’s future profit without paying an adequate or fair price to the Company’s public shareholders.

28. Indeed, in his letter of resignation to the company’s board of directors dated February 28, 2004, Ampulski criticized the Transaction price as unfair to the Company’s shareholders. Specifically Ampulski stated:

Over the last eleven months the Company has made great progress, Given the issues we have resolved with owners of acquired businesses, (which includes some of the Company’s highest producers), relationships with our lenders, amendments to our credit facility to increase our flexibility and time needed to resolve our balance sheet problems, support of the marketing efforts in the sale of the Company, and dealing with the changing customer needs and the general weakness in the economy, we have still been able to cut costs, restructure the business and implement a turnaround. Within the last six months we have began to see the financial benefits of this, but the full impact is yet to be realized. Management’s efforts during a challenging economic time have provided an annualized EBITDA (adjusted for one time charges) for Q2FY04 of over $40 million. Q3 and Q4 are anticipated to be sequentially better and markedly improved over last year. Despite the fairness opinion, it does not appear that this performance, especially in view of a recovering economy, is benefiting our stockholders based on the sale price.

(emphasis supplied).

29. Further in announcing its second quarter fiscal year 2004 financial results on December 10, 2003, the Company was extremely positive about its future:

“Although we remain behind the prior year results, we are pleased that we have shown notable improvement in the major financial categories over our first quarter results. In particular, operating profit, net income and EBITDA all show double digit growth over the first three months of this fiscal year,” stated Gary W. Ampulski, President and Chief Executive Officer. “We have began to streamline our vendor base, eliminate unnecessary facilities, consolidate our supply chain and renegotiate or eliminate unprofitable customer and supplier relationships. Coupled with the integrations and cost saving initiatives implemented during the summer months, we believe that we are well positioned as the economy continues to strengthen.”

“We continue to reduce the level of debt outstanding on our credit facility and we are experiencing debt levels not seen on a consistent basis for over three years,” stated Michael L. Schmickle, EVP and Chief Financial Officer. “We are pleased with the significant improvements in our working capital and we continue to make operational changes that we believe will further strengthen our balance sheet.”

30. Notwithstanding the above positive statements about the Company’s prospects generally, and about its improving debt levels and credit situation specifically, the Company appears to be virtually blackmailing its shareholders to approve the Transaction or risk a default on its credit facilities. Specifically, in its Form 14A filed with the United States Securities and Exchange Commission on or about February 26, 2004, the Company stated in bold type: that “if stockholders do not approve the merger and the merger agreement is terminated, all deferred fees and interest will become immediately due, Workflow will be in default under its credit facility and our lenders will have the right to exercise all remedies available to them under the credit facility, including foreclosure on Workflow’s assets.” At a minimum the situation as portrayed by the Company violates the duty of due care as a foreclosure situation cannot be avoided even if a superior transaction is consummated.

31. Further the Company’s portrayal of its credit facility and debt situation is patently at odds with the descriptions offered by it in the press releases quoted above.

32. There are multiple failures to disclose material information in the Company’s proxy. These failures include: 1) the failure to reveal the price per share of prior expressions of interest made by Perseus and/or Renaissance made on about October 2003, December 19, 2003 and January 9, 2004; 2) whether the Transaction price is the highest per share price offered by any suitor, in light of the reductions in the share price by the Perseus Group; 3) whether, after the reductions in price per share offered by Perseus and/or Renaissance, the Company or its financial advisor attempted to solicit or reengage other suitors in an effort to secure a superior offer; 4) what efforts, if any, the Company has undertaken to attract new investment in Workflow; 5) why it abandoned prior efforts to attract new investment by issuing high yield debt or by other means.

33. The announcement of the Transaction, particularly of the Termination fee, among other things, was timed to place an artificial lid on the market price of Workflow’s stock so that the market would not reflect Workflow’s future potential, thereby purporting to justify an unreasonably low price.

34. The Perseus Group has access to internal financial information about Workflow, its true value, expected increase in true value and the benefits of continued ownership of Workflow to which plaintiff and the Class members are not privy. The Perseus Group is using such inside information to benefit itself in this transaction, to the detriment of the Workflow’s public stockholders.

35. The Individual Defendants have initiated an active sales process and, thus, have assumed enhanced duties to maximize shareholder value.

36. The Perseus Group, with the acquiescence of the directors of Workflow, is not acting in good faith toward plaintiff and the other members of the Class. By reason of the foregoing, Defendants have breached and are breaching their fiduciary duties to the members of the Class in not acting to maximize shareholder value in a change of control transaction.

37. Unless the Transaction is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class to the irreparable harm of the members of the Class.

38. Plaintiff and the Class have no adequate remedy at law.

39. The Individual Defendants’ fiduciary obligations under these circumstances require them to:

(a) Consider, in good faith, alternatives to a sale of the Company;

(b) Undertake a vigorous, earnest evaluation of the Company’s worth as a merger/acquisition candidate;

(c) Engage in a meaningful auction with third parties to attempt to obtain the highest value for the Company’s public shareholders;

(d) Reduce to the Termination Fee so that it will not unduly inhibit other potential suitors; and,

(e) Disclose all material information concerning the Transaction.

WHEREFORE, plaintiff demands judgment as follows:

A. Declaring this to be a proper class action and naming plaintiff as Class representative;

B. Preliminarily and permanently enjoining defendants and their counsel, agents and employees and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the Transaction;

C. In the event that the Transaction is consummated, rescinding it and setting it aside, or awarding recessionary damages to the Class;

D. Ordering defendants to pay to plaintiff and to other members of the Class all damages suffered and to be suffered by them as the result of the acts, omissions and transactions alleged herein in an amount to be determined at trial, together with pre-judgment and post-judgment interest at the maximum rate allowed by law;

E. Awarding plaintiff his costs and disbursements of the action including allowances for plaintiffs reasonable attorneys and experts fees; and

F. Granting such other and further relief as may be just and proper.

Dated: March 18, 2004	CAULEY GELLER BOWMAN & RUDMAN, LLP

	By:	/s/ Paul J. Geller

Paul J. Geller

Fla. Bar No. 984795

Jonathan M. Stein

Fla. Bar No. 009784

Stuart A. Davidson

Fla. Bar No. 0084824

197 South Federal Highway, Suite 200

Boca Raton, FL 33432

(561) 750-3000

(561) 750-3364 (Fax)

BERNSTEIN LIEBHARD &

LIFSHITZ, LLP

Seth Ottensoser, Esq.

10 East 40th Street, 22nd Floor

New York, NY 10016

(212) 779-1414

Attorneys for Plaintiff